Exhibit 23


                    Consent of Independent Public Accountants


We consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 33-1192, 333-42366, 333-58127, 333-61291 and 333-67461)
under the Securities Act of 1933 of Telephone and Data Systems, Inc. of our report dated May 25, 2001, on our audits of the financial statements of the Telephone and Data Systems, Inc. Tax-Deferred Savings Plan as of December 31, 2000 and 1999, and for the years ended December 31, 2000 and 1999, and supporting schedules as of and for the year ended December 31, 2000, which is included in the annual report on Form 11-K for the year ended December 31, 2000.

                                         McGLADREY & PULLEN, LLP


Madison, Wisconsin
June 19, 2001